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                                                                     EXHIBIT 4.3

                                 CERTIFICATE OF
                     ARTICLES OF CORRECTION FILED TO CORRECT
                    CERTAIN ERRORS IN THE CERTIFICATE FIXING
                            RIGHTS AND PRIVILEGES OF
                         REDEEMABLE CONVERTIBLE STOCK OF
                              CONCOURSE CORPORATION

                  Concourse Corporation, a corporation organized and existing under and by virtue of the laws of the State of Minnesota (the "Company"),

                  DOES HEREBY CERTIFY:

                  1.       The name of the corporation is Concourse Corporation.

                  2. That a Certificate Fixing the Rights and Privileges of Redeemable Convertible Stock (the "Certificate of Designation") was filed by the Company with the Secretary of State of Minnesota on September 29, 1998, and the Certificate of Designation requires corrections as permitted by Section 5.16 of the Minnesota Statutes.

                  3. The inaccuracies or defects of the Certificate of Designation to be corrected are as follows:

(a) Section B(4)(c)(1) of the Certificate of Designation shall be corrected as marked below by underlined text, so that the first sentence of such Section
(B)(4)(c)(1) of the Certificate of Designation shall thereafter read in its entirety as follows:

                  "(1) Optional Conversion. Each share of Convertible Stock shall initially be convertible at the option of the holder thereof into 21.75 shares of Common Stock of the Corporation, on the terms provided in Subsection B.4(c) hereof."

(b) Section B(4)(c)(3) of the Certificate of Designation shall be corrected as marked below by underlined text, so that the first paragraph of such Section
(B)(4)(c)(3) of the Certificate of Designation shall thereafter read in its entirety as follows:

                  "(3) Adjustment. The number of shares of Common Stock issuable in exchange for each share of 1990 Convertible Stock upon the exercise of these conversion rights shall initially be equal to the product of (i) 21.75 times
(ii) a fraction the numerator of which is $0.84624 and the denominator of which is the 1990 Conversion Price then in effect. The 1990 Conversion Price for the 1990 Convertible Stock shall initially be $0.84624 per share, but shall be subject to adjustment from time to time as hereinafter provided. The number of shares of Common Stock issuable in exchange for each share of 1993 Convertible Stock upon the exercise of these conversion rights shall initially be equal to the product of (i) 21.75 times (ii) a fraction the numerator of which is $1.25 and the denominator of which is the 1993 Conversion Price then in effect. The 1993 Conversion Price for the 1993 Convertible Stock shall initially be $1.25 per share, but shall be subject to adjustment from time to time as hereinafter provided (the 1990 Conversion Price and the 1993 Conversion Price are referred to collectively herein as the "Conversion Prices.")."